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EXHIBIT 10.2

AMENDMENT OF
RESTRICTED STOCK UNIT AGREEMENT

        This AGREEMENT made effective as of the 1st day of June 2004, between Smurfit-Stone Container Corporation, a Delaware corporation (the "Company") and Patrick J. Moore (the "Executive").

WITNESSETH that

        WHEREAS, the Company and the Executive entered into a Restricted Stock Unit Agreement (the "RSU Agreement") dated effective January 4, 2002; and

        WHEREAS, the Company and the Executive now consider it desirable to enter into this amendment of the RSU Agreement;

        NOW THEREFORE, in consideration of the continued employment of the Executive by the Company and the benefits to be derived by the Executive hereunder, and of the Executive's agreement to continued employment by the Company, the parties mutually agree to amend the RSU Agreement by substituting the following for Section 6(b) of the RSU Agreement, effective June 1, 2004:

  "(b)
  Notwithstanding paragraph (a) above, the Executive may elect to defer distribution of the value of all or any portion of his vested Restricted Stock Units by filing a written election with the Committee at least six (6) months prior to the applicable vesting date. The value of any vested Restricted Stock Units subject to the Executive's timely deferral election will be contributed on the applicable vesting date to an account maintained on his behalf under the Smurfit-Stone Container Corporation Executive Deferred Compensation Plan, or any successor thereto."

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

SMURFIT-STONE CONTAINER CORPORATION
/s/ PATRICK J. MOORE Patrick J. Moore	By:	/s/ CRAIG A. HUNT Its: Vice President, General Counsel and Secretary

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  EXHIBIT 10.2